Exhibit 10.24

SECOND AMENDMENT AND LEASE CONSOLIDATION

This Second Amendment and Lease Consolidation (the “Second Amendment”) is entered into as of this 30th day of September, 2011, by and between Laguna Cabot Road Business Park, LP (“Landlord”), and Glaukos Corporation (“Tenant”), with reference to the following recitals.

R E C I T A L S:

A.                                    Landlord is the successor-in-interest to PRI SA Acquisitions, LLC, the “Previous Owner.”

B.                                    Tenant occupies 26051 Merit Circle, Suites 103 and 104, Laguna Hills, CA (the “Original Premises”) and Suite 105 (the “Expansion Premises”) Together, the Original Premises and the Expansion Premises shall be referred to herein as the “Premises.” The Premises are a part of 26051 Merit Circle, Laguna Hills, CA, a multi-tenant building (the “Building”).

C.                                    On or about October 1, 2005, the Previous Owner and Tenant entered into a Standard Business Park Lease — Multi-Tenant for the Original Premises, which was subsequently amended by the First Amendment to Lease dated October 8, 2008 (together the “Original Lease”). On or about November 9, 2009, Landlord and Tenant entered into a Standard Business Park Lease — Multi-Tenant for the Expansion Premises (the “Expansion Lease”).

D.                                    Landlord and Tenant wish to consolidate the Original Lease and the Expansion Lease into one document, hereinafter referred to as the “Consolidated Lease,” and to amend the terms and conditions as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Effective Date. Effective October 1, 2011, the Original Lease and the Expansion Lease will be combined into the Consolidated Lease and this Second Amendment shall modify and amend the Consolidated Lease (together, the “Lease”). See the Conflict section below for clarification.

2.                                      Premises Address. 26051 Merit Circle, Suites 103, 104 and 105, Laguna Hills, CA. (Note-the Premises Address is the mailing address. The Premises are actually located in the City of Mission Viejo.)

3.                                      Premises Area. 20,800 square feet.

4.                                      Expiration Date. March 31, 2016.

5.                                      Base Rent. Monthly Base Rent under the Lease shall be as follows:

April 1, 2012 to March 31, 2013	$24,960.00
April 1, 2013 to March 31, 2014	$26,000.00
April 1, 2014 to March 31, 2015	$27,040.00
April 1, 2015 to March 31, 2016	$28,080.00

6.                                      CAM Charge. $2,080.00 per month as described in section 4.4 of the Lease.

7                                         Inducement Provisions. Tenant shall be entitled to the following Inducement Provisions:

A.                                    Free rent in the total amount of $31,572, to be applied in equal installments against the monthly Base Rent beginning October 2011 and ending March 2012 ($31,572 / 6 months = $5,262 per month).

B.                                    Allowance to be used for tenant improvements in the amount of $104,000.00, to be paid as a deduction against monthly Base Rent beginning April 2012 ($12,480 per month from April 2012 through November 2012 and $4,160 for December 2012).

8.                                      Clean Room. Tenant will be responsible for all costs associated with the installation, maintenance and removal of Tenant’s clean rooms upon the expiration of the Lease. Tenant may request Landlord’s permission to leave the clean rooms intact by sending Landlord a written request no earlier than six months before the Expiration Date and no later than two months before the Expiration Date. Landlord may agree to leave the clean rooms intact, in its sole and absolute discretion, by replying in writing within thirty days of receiving the request.

9.                                      HVAC Equipment. Landlord shall, at its sole cost, be responsible for maintaining, repairing, and replacing the HVAC equipment (including but not limited to the compressors) that serve the Premises unless the repairs, maintenance or replacement is caused by Tenant’s willful misuse or abuse. Maintenance, repairs or replacement of any HVAC equipment exclusively serving the clean rooms or computer server room shall be Tenant’s responsibility at its sole cost.

10.                               Option to Extend. Tenant shall have the option to extend the lease for one 2-year term in accordance with the terms and conditions of the Option to Extend in section 1.5 of the Expansion Lease. if exercised, the Extension Option will commence April 1, 2016. The arbitration provisions referred to in section 1.5 should refer to section 1.5.1 instead of section 3.09.

11.                               Right of Offer. Tenant shall have a Right of Offer as defined on the attached Exhibit E.

12.                               Deletions. Section 3.08 is hereby deleted from the Original Lease. Sections 1.6, 1.11, 1.12 and 1.13 are hereby deleted from the Expansion Lease.

13.                               Condition. Tenant acknowledges that it is currently in possession of the Leased Premises and therefore accepts the Leased Premises “as is” in accordance with section 3.1 of the Lease. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease. Landlord acknowledges that Tenant has not yet received the Tenant Improvement Allowance payable in accordance with section 1.8 of the Expansion Lease.

14.                               Conflict. If there is a conflict between the terms and conditions of the Original Lease and the Expansion Lease, the terms and conditions of the Expansion Lease shall control. If there is a conflict between the terms and conditions of the Consolidated Lease and the Second Amendment, the terms and conditions of the Second Amendment shall control. Except as modified by this Second Amendment, the terms and conditions of the Consolidated Lease shall remain in full force and effect. Any terms of the Original Lease that would survive the expiration of the Original Lease shall apply to the Original Premises after September 30, 2011, as if the Original Lease had been terminated. Capitalized terms included in this Second Amendment shall have the same meaning as capitalized terms in the Consolidated Lease unless otherwise defined herein.

15.                               Authority. The persons executing this Second Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this Second Amendment on behalf of said parties and that said parties have authority to enter into this Second Amendment.

16.                               Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than Davis Broker, Inc. and CB Richard Ellis in connection with the negotiation of this Second Amendment, that no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Second Amendment, and that Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

17.                               Confidentiality. Tenant acknowledges and agrees that the terms of this Second Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the property and may impair Landlord’s relationship with other tenants of the property. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Second Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

18.                               Counterparts. This Second Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page.

19.                               Delivery of Amendment. Preparation of this Second Amendment by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Second Amendment. This Second Amendment shall become binding upon Landlord only when fully executed by all parties and when Landlord has delivered a fully-executed original of this Second Amendment to Tenant.

20.                               Notices. All notices provided by Tenant to Landlord pursuant to the Lease shall be sent to the following addresses:

Davis Partners
1420 Bristol Street North, Suite
100 Newport Beach, California 92660
Attention: Mark Buchanan

and

Davis Partners
26072 Merit Circle, Suite 118
Laguna Hills, CA 92653
Attention: Eileen Adams

21.                               Additional Exhibits. Exhibit D is a site plan showing the location of the Leased Premises and Exhibit E is the Right of Offer.

IN WITNESS WHEREOF, the parties hereby execute this Second Amendment as of the date first written above.

LANDLORD:

Laguna Cabot Road Business Park, LP
By: Davis Realty Partners, Agent

By:	/s/ Mark T. Buchanan
Name:	Mark T. Buchanan, Principal

TENANT*:

Glaukos Corporation, a Delaware corporation

By:	/s/ Thomas W. Burns
Name:	Thomas W Burns, President and CEO

By:	/s/ Michael Sanders
Name:	Michael Sanders, Assistant Secretary

*Authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The amendment must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this amendment.

EXHIBIT E

Right of Offer

(a)                                 Effective at commencement of this Second Amendment and during the term of this Lease, Tenant shall have the right of offer to lease any premises located in the Building which becomes vacant or Landlord determines will become vacant (the “Additional Premises”). Prior to leasing any Additional Premises, Landlord shall give Tenant written notice of its intent to lease the Additional Premises (a “Landlord Notice”). Tenant shall have fifteen (15) days after Landlord has given written notice in which to provide Landlord with written notice (an “Election Notice”) of its election to exercise its right to lease all of the Additional Premises (Tenant shall not have the right to elect to lease part of the Additional Premises). Tenant shall pay Base Rent for the Additional Premises at the “Market Rate” (as defined below). All of the other terms and conditions pertaining to the lease of the Additional Premises shall be agreed to by Landlord and Tenant within five (5) days after Landlord receives Tenant’s written notice. If Landlord and Tenant are unable to agree on such terms and conditions within the five (5) day period, Tenant’s right to lease the Additional Premises shall automatically expire and Tenant shall have no further right to lease the Additional Premises. All of the terms and conditions for the lease of the Additional Premises shall be satisfactory to Landlord, in Landlord’s sole discretion. If Tenant does not give Landlord written notice of its election to lease such Additional Premises within fifteen (15) days after Landlord gives Tenant its written notice of the availability of the Additional Premises, Landlord shall thereafter be free to lease such Additional Premises to a third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant. In the event that Landlord offers any space to Tenant pursuant to this right of offer and Tenant does not lease the space, the space so offered shall no longer be subject to this right of offer and thereafter Landlord shall not be obligated to offer said space to Tenant. If Landlord unintentionally fails to provide a Landlord Notice to Tenant, Tenant’s sole remedy for such failure shall be to notify Landlord of the failure and to request that it be provided a Landlord Notice, and, in this event, if the Additional Premises is still available for lease (i.e., it has not been leased by Landlord to a another tenant), Landlord shall provide the Landlord Notice to Tenant. Under no circumstances shall Landlord have any legal liability to Tenant (for damages or otherwise) due to Landlord’s unintentional failure to provide a Landlord Notice to Tenant. Landlord shall not be obligated to provide Tenant with notice pursuant to this section, and Tenant shall not have the right to exercise the right of offer granted in this section, at any time that Tenant has subleased all or any portion of the Premises or at any time Tenant is in default as defined in the Lease. This right of offer shall be subject to (i) the prior and existing rights of the other tenants in the Project to lease the Additional Premises and (ii) Landlord’s right, in Landlord’s sole discretion, to elect to renew or extend the lease of any tenant occupying the Additional Premises, whether or not such tenant has the legal right or option to renew or extend its lease.

(b)                                 The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable tenant would pay and a willing, comparable landlord of a similar industrial building would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term (to be determined by Landlord in accordance with (a) above, in Landlord’s sole discretion); (v) size and location of premises being leased; (vi) the amount of any tenant improvement allowance; and (vii) other generally applicable terms and conditions of tenancy for similar space.

(c)                                  If Tenant exercises the Right of Offer, Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within five (5) days after Tenant delivers its Election Notice to Landlord. Tenant shall have fifteen (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the rental rate within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within seven (7) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(ii)                                  Landlord and Tenant shall meet with each other within three (3) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within three (3) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial buildings similar to the Premises in the geographical area of the Premises. Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Additional Premises is the closest to the actual Market Rate for the Additional Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within three (3) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate (“RR Data”), and the other party may submit a reply in writing within two (2) business days after receipt of such RR Data.

(ii)                                  The arbitrator shall, within three (3) business days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii)                               The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv)                              If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the County in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v)                                 The cost of the arbitration shall be paid by Landlord and Tenant equally.

(d)                                 The Additional Premises shall be leased to Tenant pursuant to a new and separate lease agreement (the “New Lease”) to be agreed to by Landlord and Tenant. The Additional Premises shall not be added to the Premises leased pursuant to the Lease. Tenant acknowledges and agrees that Landlord shall have no obligation to include in the New Lease any term or condition contained in this Lease. By way of example and not limitation, Landlord shall have no obligation to agree to a coterminous term for the New Lease and this Lease or to provide Tenant with any options to extend the term of the New Lease. Except for the Market Rate which shall be decided in accordance with (b) above, all of the terms and conditions of the New Lease shall be satisfactory to Landlord and Tenant in each of their sole and absolute discretion’s. The consequence of Landlord and Tenant not being able to agree on the terms and conditions of the New Lease shall be that Landlord shall have no further obligation to lease the Additional Premises to Tenant and Tenant shall have no further obligation to lease the Additional Premises from Landlord pursuant to this section.